Exhibit 99.1

Certain information with respect to Lindblad:

Capitalization

Cash and cash equivalents (including restricted cash) as of December 31, 2021 was $172.6 million.

Total debt as of December 31, 2021 was $544.7 million ($558.5 million principal less deferred financing costs of $13.8 million).

Industry and Market

We believe the specialty and small ship cruising segment of the cruise industry demonstrates the following positive fundamentals:

Strong Growth in Specialty and Small Ship Cruising Segment

The specialty and small ship cruising segment of the cruise industry is characterized by vessel size, unique itineraries, active adventures, gourmet culinary programs, highly personalized service and a more inclusive offering. These exclusive attributes, combined with a growing worldwide target population, provide specialty and small ship cruising operators with significant pricing leverage as compared to the other segments of the cruise industry. As individuals accumulate wealth and free time, they seek unique experiences which has led adventure and expedition travel to some of the highest growth rates in the travel industry.

Prior to the COVID-19 era, we upheld a strong track record of consistent revenue and Adjusted EBITDA growth from yield and capacity expansion, and managed the business at approximately 1.5x net leverage with a conservative balance sheet through sustained growth. We continuously compete to increase our market share of the global adventure tourism market ($683 billion in 2019 and estimated to reach $1.8 trillion in 2026; projected CAGR from 2021 to 2026 of 17.78%) by consistently maintaining exceptional guest satisfaction ratings as well as industry leading daily revenue yields and high occupancy levels.

In addition, in the COVID-19 environment, our dynamic business model enabled a significant reduction in cash usage while expeditions were suspended. We believe that the smaller size of our owned and operated vessels, which range from 48 to 148 passengers, allows for a highly controlled environment that includes stringent cleaning protocols and provides us a competitive advantage during these times. We have also added to our fleet two new polar ice-class vessels, which each launched in 2021, that are expected to drive Adjusted EBITDA and free cash flow substantially above 2019 levels.

In 2019, the global cruise industry was estimated to be $45 billion with 30 million annual passengers. Ship based travel is forecasted to recover quickly from the COVID-19 pandemic with an estimated 40 million annual passengers by 2030. Despite this anticipated growth, we believe the specialty cruise industry still has low penetration levels compared to similar land-based vacations, which we believe highlights the continued growth potential for the specialty cruise market following the COVID-19 pandemic.

Return to Fleet Operations and COVID-19 Business Update

We resumed ship operations in June 2021 and, as of December 31, 2021, nine of our ten operating vessels have provided expeditions to guests. During June 2021, we launched three ships in Alaska and another in the Galápagos Islands, and during the third and fourth quarters of 2021, we resumed operations on the majority of our remaining vessels with additional ships operating in Alaska, Antarctica, the Galápagos Islands, Iceland and the Pacific Northwest. We continue to work with local authorities on plans to operate in additional geographies in 2022. Additionally, we have resumed operations of one of our five chartered vessels, and will continue to monitor local conditions and regulations before re-starting our remaining chartered vessels.

We continue to adhere to the comprehensive plan we implemented in March 2020 to mitigate the impact of COVID-19 and preserve and enhance our liquidity position, and ended 2021 with $172.6 million of cash and cash equivalents on our balance sheet, including restricted cash.

Bookings Trends

Despite the COVID-19 impact, we continue to see significant new bookings across the fleet and have substantial advanced reservations for future travel. As of January 10, 2022, bookings for the second half of 2022 and for full year 2023 are nearly 30% and 50%, respectively, ahead of our bookings for the comparable look-forward periods as of this date in January 2020, before the COVID-19 pandemic began to impact our bookings and operations.

Business and Growth Strategies

The following are the key components of our business strategy:

Capitalize on Recently Added Capacity to Significantly Increase Adjusted EBITDA and Free Cash Flow

The recent additions of the National Geographic Endurance and the National Geographic Resolution, both of which began operating with guests in the second half 2021, have increased our annual capacity by 40% primarily in high occupancy and higher yielding geographies. From 2016 through 2019, as our annual capacity increased by 22%, we increased our total number of guests by 28% over the same time period. Given the strong demand for expedition cruising, the attractive demographic trends in our markets, pent-up travel demand and the significant investments we have made in our sales and marketing infrastructure, we believe we are well positioned to continue adding guests at a similar pace relative to capacity. As our guest counts increase, given the relatively low amounts of annual maintenance capital expenditures required for our fleet and the fixed cost nature of our business model, we believe we can significantly increase Adjusted EBITDA and free cash flow as travel conditions normalize and net yields continue to grow.

Disciplined Expansion

We believe affluent travelers view their retirement as “a time to travel and explore new places,” favoring travel experiences such as expedition cruising. This has led to strong growth in the specialty cruise segment and we believe these trends will continue following the COVID-19 pandemic. We are focused on growing our business in a prudent and disciplined manner. When evaluating various strategies for expansion of guest capacity, we consider closely the expected return on invested capital and the range of possibilities, such as a newbuild program, adding selected charters and the acquisitions of existing ships or operators. Since 2017, we have acquired a total of four vessels that have cost approximately $440 million in total. We recently took delivery of two polar ice-class vessels (the National Geographic Resolution in September 2021 and the National Geographic Endurance in March 2020, with an average cost of approximately $160 million per vessel) that we expect would deliver returns on invested capital (“ROIC”) above 20% and drive significant Adjusted EBITDA and free cash flow growth from 2019 levels. We also launched two new coastal vessels: the National Geographic Quest in 2017 and the National Geographic Venture in 2018, with an average cost of approximately $60 million per vessel. The new coastal vessels allowed us to increase U.S. capacity by 2.6x while maintaining occupancy rates and expanding net yields.

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